UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/21/2005

STAKTEK HOLDINGS, INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-110806

DE	56-2354935
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

8900 Shoal Creek Boulevard, Suite 125, Austin, TX 78757
(Address of Principal Executive Offices, Including Zip Code)

512-454-9531
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On April 21, 2005, at the Company's annual meeting of stockholders, the stockholders approved the proposed 2005 Staktek Employee Stock Purchase Plan, which the Board of Directors previously approved (the "Purchase Plan").   The Purchase Plan will be administered by the Compensation Committee of the Board of Directors.

Only employees will be eligible to participate in the Purchase Plan. No employee shall be permitted to subscribe for shares under the Purchase Plan if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor shall any employee be granted an option that would permit him or her to buy more than $25,000 worth of stock under the Purchase Plan in any calendar year. Each participant in the Purchase Plan will be limited to purchase a maximum of 1,000 shares in each offering. As of March 31, 2005, approximately 140 employees, including all of the Company's executive officers, would be eligible to participate in the Purchase Plan were it then in effect.

There will be four offering periods in each calendar year, with each being one calendar quarter. The first day of an offering period is referred to as the "Offering Date." The last day of an offering period is referred to as the "Exercise Date." The purchase price per share at which shares will be sold in an offering under the Purchase Plan is 85% of the fair market value of a share of common stock on the Exercise Date. The fair market value of the common stock on a given date shall be the closing price as reported in The Wall Street Journal. There will be no "look-back" feature so that employees receive the benefit of the lower of two prices (being the price at the Offering Date and the Exercise Date). There will be one purchase date (the Exercise Date) per quarter. Under the terms of the Purchase Plan, a total of 1 million shares of common stock will be initially reserved for issuance, with an increase on the first business day of each fiscal year beginning April 1, 2006 by a number equal to the lesser of (x) one percent of the Company's outstanding shares of common stock as of the last business day of the immediately preceding fiscal year and (y) 300,000 shares.

The Plan will terminate in October 2014, unless terminated earlier by the Board.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

STAKTEK HOLDINGS, INC

Date: April 27, 2005.	By:	/s/ W. Kirk Patterson
W. Kirk Patterson
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.doc	Staktek 2005 Employee Stock Purchase Plan